Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Teekay LNG Partners L.P. for the registration of a maximum aggregate offering of $750,000,000 of its common units and to the incorporation by reference therein of our reports dated April 1, 2011, with respect to the consolidated financial statements of Teekay LNG Partners L.P. and subsidiaries for the year ended December 31, 2010, the effectiveness of internal control over financial reporting of Teekay LNG Partners L.P. and subsidiaries as of December 31, 2010, and the consolidated financial statements of Teekay Nakilat (III) Corporation for the year ended December 31, 2010, included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
May 13, 2011	Chartered Accountants